EXHIBIT 15.1

True Leaf Grants Stock Options

VERNON, British Columbia, Aug. 01, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a plant-forward wellness brand for people and their pets, announces that the Company has granted stock options to directors, officers, employees and consultants to purchase up to a total 935,000 common shares, exercisable at a price of 50 cents per share, which is the closing price of the Company's shares on July 31, 2018 which is the date of grant. The majority of the stock options are exercisable for five years until July 31, 2023.

About True Leaf

True Leaf is a plant-forward wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of True Leaf Campus: the company’s cannabis cultivation facility being built in Lumby, British Columbia. Construction is expected to be completed in fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 1,800 stores across North America and Europe.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.